UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2026

AECOM

(Exact name of Registrant as specified in its charter)

Delaware	0-52423	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

13355 Noel Road
Dallas, Texas 75240	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 788-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2026, AECOM entered into that certain Credit Agreement (the “Revolving Credit Agreement”), by and among AECOM, as borrower, certain domestic subsidiaries of AECOM from time to time party thereto, as designated borrowers (together with AECOM, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A. (the “Administrative Agent”) as administrative agent and swing line lender. The Revolving Credit Agreement provides for a $500 million revolving credit facility (the “Revolving Credit Facility”) with a scheduled maturity date of June 9, 2028. As of June 10, 2026, there were no borrowings outstanding under the Revolving Credit Facility.

Borrowings under the Revolving Credit Agreement will bear interest at a rate per annum equal to, at AECOM’s option, (i) a SOFR rate (with a 0% floor) plus a margin ranging from 1.125% to 2% or (ii) a base rate (with a 0% floor) plus a margin ranging from 0.125% to 1%, in each case, with the actual margin determined from time to time on the basis of AECOM’s consolidated leverage ratio. An unused commitment fee ranging from 0.15% to 0.30% (with the actual fee amount determined from time to time on the basis of AECOM’s consolidated leverage ratio) is payable on the average daily undrawn portion of the commitments in respect of the Revolving Credit Facility.

The obligations of the Borrowers under the Revolving Credit Agreement are (i) guaranteed by certain subsidiaries of AECOM and (ii) secured by a lien on substantially all of the assets of the Borrowers and the subsidiary guarantors, subject to certain exceptions.

The Revolving Credit Agreement contains customary covenants that include, among other things, restrictions on the ability of AECOM and its subsidiaries, subject to certain exceptions, to incur liens and debt, make investments, dispositions, and restricted payments, change the nature of their businesses, consummate mergers, consolidations and the sale of all or substantially all of their respective assets and transact with affiliates. AECOM is also required to maintain a consolidated leverage ratio of less than or equal to 4.00 to 1.00 (subject to certain adjustments in connection with permitted acquisitions), tested on a quarterly basis. The Revolving Credit Agreement also contains customary events of default, including, among other things, nonpayment of principal, interest or fees, cross-defaults to other debt, inaccuracies of representations and warranties, failure to perform covenants, events of bankruptcy and insolvency, change of control and unsatisfied judgments, subject in certain cases to notice and cure periods and other exceptions. Upon the occurrence of an event of default, among other things, all outstanding borrowings under the Revolving Credit Facility may be accelerated and collateral remedies may be exercised.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 10, 2026, by and among AECOM, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A. as Administrative Agent and Swing Line Lender
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM

Dated: June 11, 2026	By:	/s/ David Y. Gan
David Y. Gan
Executive Vice President, Chief Legal Officer